Exhibit 99.1

Nanometrics Incorporated	Tel: 408.545.6000
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035	www.nanometrics.com

News Release

Investor Relations Contact: Claire McAdams Headgate Partners LLC 530.265.9899, 530.265.9699 fax email: claire@headgatepartners.com	Company Contact: James Moniz, CFO Nanometrics Incorporated 408.545.6145, 408.521.9370 fax email: jmoniz@nanometrics.com

Nanometrics Announces $10 Million Share Repurchase Program

MILPITAS, Calif., November 29, 2010 — Nanometrics Incorporated (Nasdaq: NANO), a leading provider of advanced process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics, today announced that its Board of Directors has authorized the repurchase of up to $10 million of the company’s common stock from the public market or in private purchases.

The repurchase program is effective immediately, may be suspended or discontinued at any time, and will be funded using the company’s available cash. As of October 2, 2010, Nanometrics had $64.0 million in cash and cash equivalents and approximately 22.2 million shares outstanding.

“In the third quarter of 2010, Nanometrics completed the remainder of our prior stock repurchase program. We have achieved five consecutive quarters of positive cash flow from operations and have confidence in the continued strong financial performance and cash generation of the company,” stated Tim Stultz, president and chief executive officer. “The Board’s primary goal in this new repurchase program is to offset shareholder dilution resulting from periodic grants of incentive options and restricted stock units.”

About Nanometrics

Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics’ automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company’s process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics’ systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding management’s plans for repurchasing company stock under the approvals granted by the Board, management’s and the Board’s confidence in our continued growth and cash generation prospects and the company’s view that share repurchases will be an effective way to offset shareholder dilution. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, these plans are dependent on the company’s future financial condition and its determinations of the continued value of a repurchase program, changing customer demands and/or business conditions in the semiconductor industry and the overall economy, the competitiveness of our products and management’s ability to continue to achieve strong financial and cash generation performance. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 2, 2010 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.